Exhibit 4.1
FORM
OF
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     THIS AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT (this “Amendment”), dated as of September [     ], 2009, is entered into by and between Ascent Media Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association, as Rights Agent (the “Rights Agent”).
RECITALS
          A. WHEREAS, the Company and the Rights Agent, have executed and entered into a Rights Agreement dated as of September 17, 2008 (the “Rights Agreement”);
          B. WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, from time to time in its sole discretion, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement as the Company may deem necessary or desirable;
          C. WHEREAS, no Person has become an Acquiring Person; and
          D. WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement to provide that any “Person” that is a “Qualified Institutional Investor” (as defined herein) will not be deemed an “Acquiring Person.”
     NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:
     SECTION 1. Defined Terms. Terms defined in the Rights Agreement are used in this Amendment with the same meaning, unless otherwise indicated.
     SECTION 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:
     2.1 Section 1 is amended so that the definition of “Acquiring Person” is deleted in its entirety and replaced with the following:
     “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the number of shares of Common Stock then outstanding, but shall not include an Exempt Person or a Qualified Institutional Investor (as such terms are hereinafter defined); provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person” became the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an “Acquiring Person” inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an “Acquiring Person” or (B) although such Person was aware of the extent of its Beneficial Ownership of Common Stock, such Person had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an “Acquiring Person”; (ii) if, as of the Spin-off Date, any Person is the Beneficial Owner of 10% or more of the number of shares of Common Stock then outstanding (or in case of a Qualified Institutional Investor, 15% or more of the number of shares of Common Stock then outstanding), such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the Spin-Off Date, become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 10% or more of the number of shares of Common Stock then outstanding (or in case of a Qualified Institutional Investor, 15% or more of the number of shares of Common Stock then outstanding); and (iii) no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 10% or more of the number of shares of Common Stock then outstanding (or in case of a Qualified Institutional Investor, 15% or more of the number of shares of Common Stock then outstanding), provided, however, that if a Person shall become the Beneficial Owner of 10% or more of the number of shares of Common Stock then outstanding (or in case of a Qualified Institutional Investor, 15% or more of the number of shares of Common Stock then outstanding) by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an “Acquiring Person” unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 10% or more of the number of shares of Common Stock then outstanding (or in case of a Qualified Institutional Investor, 15% or more of the number of shares of Common Stock then outstanding). For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date hereof.
     2.2 Section 1 is amended to correct a typographical error so that the definition of “DHC” is deleted in its entirety and replaced with the following:
     “DHC” shall mean Discovery Holding Company, a Delaware corporation.

     2.3 Section 1 is amended to include the following definition of “Divestiture Period” after the definition of “Distribution Date”:
     “Divestiture Period” shall mean the 180 day period following the date any Qualified Institutional Investor files, or is required to file, a Schedule 13D with the Securities and Exchange Commission in respect of its Beneficial Ownership of the shares of Common Stock.
     2.4 Section 1 is amended to include the following definition of “Qualified Institutional Investor” after the definition of “Purchase Price”:
     “Qualified Institutional Investor” shall mean, as of any time of determination, a Person that is described in Rule 13d-1(b)(1) promulgated under the Exchange Act (as such Rule is in effect on the date hereof) and is eligible to report (and, if such Person is the Beneficial Owner of greater than 5% of the number of shares of Common Stock then outstanding, does in fact report) Beneficial Ownership of Common Stock on Schedule 13G (or any comparable or successor report), and such Person (i) is not required to use Schedule 13D (or any successor or comparable report) to report its Beneficial Ownership of shares of Common Stock, (ii) shall be the Beneficial Owner of less than 15% of the number of shares of Common Stock then outstanding, (iii) does not Beneficially Own 5% or more of the number of shares of Series B Common Stock then outstanding; and (iv) shall not be a Restricted Investor.
     2.5 Section 1 is amended to include the following definition of “Restricted Investor” after the definition of “Redemption Price”:
     “Restricted Investor” shall mean a Qualified Institutional Investor that is the Beneficial Owner of 10% or more of the number of shares of Common Stock then outstanding but not a Beneficial Owner of 15% or more of the number of shares of Common Stock then outstanding, that files, or is or becomes required to file, with the Securities and Exchange Commission a Schedule 13D in respect of the Common Stock, and either (i) has not reduced its Beneficial Ownership of shares of Common Stock to an amount below 10% of the number of shares of Common Stock then outstanding within the Divestiture Period, or (ii) during the Divestiture Period (while the Beneficial Owner of 10% or more of the number of shares of Common Stock then outstanding) takes any of the following actions: (A) calls, or supports the call, of a special meeting of stockholders of the Company; (B) nominates (or votes for) candidates for director of the Company not nominated by the Nominating and Corporate Governance Committee of the Board of Directors of the Company; (C) engages in any conduct intended to change or influence control over the Company; or (D) publicly announces its intent to acquire additional shares of Common Stock or to not reduce its holdings to less than 10% of the number of shares of Common Stock then outstanding, or to sell or otherwise transfer any shares of Common Stock Beneficially Owned by it to another Person that, together with all Affiliates and Associates of such Person, intends to acquire more than 10% of the number of shares of Common Stock then outstanding. A Qualified Institutional Investor shall become a Restricted Investor upon the occurrence of any of the events described in (i) or (ii) of the immediately preceding sentence. A Qualified Institutional Investor shall be deemed to be an Acquiring Person on the date such Person becomes a Restricted Investor.
     2.6 Section 3(a) of the Rights Agreement is deleted in its entirety and replaced with the following:
     (a) Until the Close of Business on the earlier of (i) the tenth day after the Stock Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than an Exempt Person) of, or of the first public announcement of the intention of such Person (other than an Exempt Person) to commence, a tender or exchange offer the consummation of which would result in any Person (other than an Exempt Person) becoming the Beneficial Owner of shares of Common Stock comprising in the aggregate 10% or more of the number of shares of Common Stock then outstanding, or in the case of a Qualified Institutional Investor, 15% or more of the number of shares of Common Stock then outstanding (the earlier of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Stock or, in the case of uncertificated shares, the balances indicated in the book-entry account system of the transfer agent for the Common Stock, registered in the names of the holders thereof and not by separate Right Certificates, and (y) the Rights will be transferable only in connection with the transfer of Common Stock. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, (A) to each record holder of Series A Common Stock as of the close of business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, a Series A Right Certificate, in substantially the form of Exhibit D hereto (a “Series A Right Certificate”), evidencing one Series A Right (subject to adjustment as provided herein) for each share of Series A Common Stock so held; (B) to each record holder of Series B Common Stock as of the close of business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, a Series B Right Certificate, in substantially the form of Exhibit E hereto (a “Series B Right Certificate”), evidencing one Series B Right (subject to adjustment as provided herein) for each share of Series B Common Stock so held; and (C) to each record holder of Series C Common Stock as of the close of business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, a Series C Right Certificate, in substantially the form of Exhibit F hereto (a “Series C Right Certificate,” and collectively with the Series A Right Certificates and the Series B Rights Certificates or severally, as the context shall require, the “Rights Certificates”), evidencing one Series C Right (subject to adjustment as provided herein) for each share of Series C Common Stock so held. From and after the Distribution Date, the Rights will be evidenced solely by Right Certificates.

     2.7 The second paragraph of the Summary of Rights to Purchase Shares of Preferred Stock of Ascent Media Corporation, attached as Exhibit G to the Rights Agreement is deleted in its entirety and replaced with the following:
     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an “Acquiring Person”) has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock, or in case of certain institutional investors, 15% or more of the outstanding shares of Common Stock, or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of Common Stock, or in case of certain institutional investors, 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate together with this Summary of Rights, or in the case of uncertificated shares, the balances indicated in the book-entry account system of the transfer agent for the Common Stock.
     SECTION 3. Effect on Rights Agreement. It is the intent of the parties that this Amendment constitutes an amendment of the Rights Agreement as contemplated by Section 27 thereof. This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Rights Agreement remain in full force and effect.
     SECTION 4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     SECTION 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     SECTION 6. Successors and Assigns. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     SECTION 7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

     SECTION 8. Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

ASCENT MEDIA CORPORATION
By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent
By:
Name:
Title: